EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of April 1, 2026 (the “Effective Date”) by Nexscient, Inc., a Delaware corporation (the “Company” or “Employer”), and Anthony De Luna, an individual resident at ___________________________, (the “Executive”).

RECITALS

Concurrently with the execution and delivery of this Agreement, the Company is purchasing 100% of the issued and outstanding equity interests of Crestview BPO Pte. Ltd., which owns 100% of Flipside Digital Content Company, Inc. (“Flipside”), from Arcadia Data PTE., Ltd. (the “Seller”), pursuant to a Stock Purchase Agreement dated as of January 13, 2026 between and among Seller, Executive and the Company (the “Purchase Agreement”). The Board of Directors of Nexscient, Inc. (the “Board”) desires the Executive’s employment with the Company, and the Executive wishes to accept such employment, upon the terms and conditions set forth in this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1. EMPLOYMENT TERMS AND DUTIES

1.1. Employment. The Employer hereby employs the Executive, and the Executive hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.

1.2. Term. Subject to the provisions of Section 5, the term of the Executive’s employment under this Agreement will be five (5) years, beginning on the Effective Date and ending on the fifth anniversary of the Effective Date. The term of the Executive’s employment hereunder is hereinafter referred to as the “Employment Period”.

1.3. Duties. The Executive will have such duties as are assigned or delegated to the Executive by the Board. The Executive shall perform the services hereunder from the Quezon City and Cebu facilities of Flipside in the Philippines. The Executive will serve as Chief Technology Officer (“CTO”) of the Employer and will have the customary powers, responsibilities and authority as CTO of the Company and as the President and Chief Executive Officer of Flipside, which shall operate as a wholly-owned subsidiary of the Company. The Executive will devote his entire business time, attention, skill, and energy to the business of the Employer and its subsidiaries, will use his best efforts to promote the success of the Employer’s business, and will cooperate fully with the Board in the advancement of the best interests of the Employer and its subsidiaries. Nothing in this Section 1.3, however, will prevent the Executive from engaging in additional activities in connection with personal investments and community affairs.

2. COMPENSATION

2.1. Salary.

(a) Base Salary. The Executive will be paid an annual base salary of US$175,000 during the Employment Term, subject to adjustment as provided below (the “Salary”), which will be payable in equal periodic installments according to the Employer’s customary payroll practices, but no less frequently than biweekly. The Salary will be reviewed by the Board or Chief Executive Officer not less frequently than annually, and may be adjusted upward or downward in the sole discretion of the Board or Chief Executive Officer, in each case, provided that it shall not be adjusted downward without the consent of Executive.

(b) Benefits. The Executive will, during the Employment Period, be permitted to participate in such pension, profit sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans of the Employer that may be in effect from time to time, to the extent the Executive is eligible under the terms of those plans (collectively, the “Benefits”).

2.2. Incentive Compensation.

(a) Commission. As additional compensation, the Company shall pay the Executive a three percent (3%) commission on all revenues received by Flipside from parties introduced to it by the Executive which result in sales including current Flipside customers listed in Exhibit A and future customers, less direct data-related expenses currently being deducted from commissions, as may be determined by the Board or Chief Executive Officer not less frequently than annually, in the sole discretion of the Board or Chief Executive Officer, in each case. The Executive shall not receive Commissions from sales by other employees or sales agents of Flipside.

(b) Bonus. As additional compensation (the “Bonus”) for the services to be rendered by the Executive pursuant to this Agreement, the Employer will pay the Executive with respect to each Fiscal Year during the Employment Period, commencing on or after the Effective Date an amount equal to three percent (3%) of the Employer’s net after-tax income during such Fiscal Year.

(i) For purposes of this Agreement, “net after-tax income” will be the Employer’s income from ordinary business operations (which will not include capital gains and other extraordinary income or gains and will not be reduced by extraordinary losses), less expenses, all as reflected on the Employer’s books, and will be calculated without taking the payment of such Incentive Compensation into account for any purpose. The “net after-tax income” will be determined by the certified public accounting firm regularly engaged by the Employer in accordance with the principles set forth on Schedule 2.2 hereto, and such determination will be binding on the Employer and the Executive.

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(ii) The Employer will cause to be prepared, at its own expense and within a reasonable period of time after the end of each Fiscal Year during the term of this Agreement, unaudited financial statements showing the Employer’s net after-tax income as provided above. Subject to Section 5 below, the Executive (or his estate, if applicable) will be paid the Incentive Compensation for each year within six months after the end of the Fiscal Year to which the Incentive Compensation relates regardless of whether Executive’s employment is terminated or this Agreement is otherwise terminated during such Fiscal Year or thereafter.

(c) Performance Stock Units. Nexscient shall grant to the Executive on the first day of the Employment Term, performance stock units (the “Stock Units”) of 500,000 shares of NXNT common stock. Said Stock Units shall be granted under the terms and conditions of the Nexscient Equity Plan and subject to the Executive’s execution and acceptance of all documents, terms and conditions required under the Nexscient Equity Plan to effectuate the grant of the Stock Units. In addition to all such terms, said Stock Units shall be subject to certain performance goals as outlined in the table below.

Nexscient Market Capitalization	# Performance Stock Units	Accumulative %
Less than $15 million	100,000	20%
At least $15 million, but less than $30 million	100,000	40%
At least $30 million, but less than $50 million	100,000	60%
At least $50 million, but less than $75 million	100,000	80%
At least $75 million	100,000	100%

3. FACILITIES AND EXPENSES

3.1. General. The Employer will maintain the Executive office space, equipment, supplies, and such other facilities and personnel as the Employer deems necessary or appropriate for the performance of the Executive’s duties under this Agreement. The Employer will pay the Executive’s dues in such professional societies and organizations as the Board deems appropriate, and will pay on behalf of the Executive (or reimburse the Executive for) reasonable expenses incurred by the Executive at the request of, or on behalf of, the Employer in the performance of the Executive’s duties pursuant to this Agreement, and in accordance with the Employer’s employment policies, including reasonable expenses incurred by the Executive in attending conventions, seminars, and other business meetings, in appropriate business entertainment activities, and for promotional expenses. The Executive must file expense reports with respect to such expenses in accordance with the Employer’s policies.

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4. VACATIONS AND HOLIDAYS

The Executive will be entitled to two weeks’ paid vacation each calendar year and in any event not less than the amount of vacation available in accordance with the vacation policies of the Employer in effect for its executive officers from time to time. Vacation must be taken by the Executive at such time or times as approved by the Chairman of the Board. The Executive will also be entitled to all paid holidays and all other paid leave set forth in the Employer’s policies. Vacation days and holidays during any fiscal year that are not used by the Executive during such fiscal year may not be used in any subsequent fiscal year.

5. TERMINATION

5.1. Events of Termination. The Employment Period, the Executive’s Salary and Incentive Compensation, and any and all other rights of the Executive under this Agreement or otherwise as an employee of the Employer will terminate (except as otherwise provided in this Section 5):

(a) upon the death of the Executive;

(b) upon the disability of the Executive (as defined in Section 5.2), immediately upon notice from either party to the other;

(c) upon the termination of Executive’s employment for cause (as defined in Section 5.3), immediately upon notice from the Employer to the Executive, or at such later time as such notice may specify;

(d) upon the termination of Executive’s employment without cause (as defined in Section 5.3); or

(e) for good reason (as defined in Section 5.4), upon not less than 30 days’ prior notice from the Executive to the Employer.

5.2. Definition of Disability. For purposes of Section 5.1, the Executive will be deemed to have a “disability” if, for physical or mental reasons, the Executive is unable to perform the essential functions of the Executive’s duties under this Agreement for 120 consecutive days, or 180 days during any twelvemonth period, as determined in accordance with this Section 5.2. The disability of the Executive will be determined by a medical doctor selected by written agreement of the Employer and the Executive upon the request of either party by notice to the other. The Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 5.2 at the expense of Employer, and the Executive hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records. If the Executive is not legally competent, the Executive’s legal guardian or duly authorized attorney-in-fact will act in the Executive’s stead, under this Section 5.2, for the purposes of submitting the Executive to the examinations, and providing the authorization of disclosure, required under this Section 5.2.

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5.3. Definition of “For Cause”. For purposes of Section 5.1, the phrase “for cause” means: (a) the Executive’s material breach of this Agreement, which breach is not cured within thirty (30) days after written notice thereof; (b) the Executive’s failure to adhere to any written Employer policy if the Executive has been given a reasonable opportunity to comply with such policy or cure his failure to comply within thirty (30) days after written notice of non-compliance; (c) the appropriation of a material business opportunity of the Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer; (d) the misappropriation of any of the Employer’s funds or property; or (e) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony or any other crime involving moral turpitude.

5.4. Definition of “For Good Reason”. For purposes of Section 5.1, the phrase “for good reason” means any of the following: (a) The Employer’s material breach of this Agreement; (b) the assignment of the Executive without his consent to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than his position, responsibilities, or duties at the Effective Date; (c) the requirement by the Employer that the Executive be based anywhere other than the Employer’s principal executive offices, in either case without the Executive’s consent; or (d) the Employer’s failure to pay any amount due under the Non-Competition Agreement when due, which failure is not cured within thirty (30) days.

5.5. Termination Pay. Effective upon the termination of this Agreement, the Employer will be obligated to pay the Executive (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this Section 5.5, and in lieu of all other amounts and in settlement and complete release of all claims the Executive may have against the Employer. For purposes of this Section 5.5, the Executive’s designated beneficiary will be such individual beneficiary or trust, located at such address, as the Executive may designate by notice to the Employer from time to time or, if the Executive fails to give notice to the Employer of such a beneficiary, the Executive’s estate. Notwithstanding the preceding sentence, the Employer will have no duty, in any circumstances, to attempt to open an estate on behalf of the Executive, to determine whether any beneficiary designated by the Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Executive’s personal representative (or the trustee of a trust established by the Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

(a) Termination by the Executive for Good Reason, without Cause or upon Death. If the Executive terminates this Agreement for Good Reason or this Agreement is terminated by Employer without Cause or upon Executive’s death, the Employer will pay the Executive (or his estate, if applicable) (i) the Executive’s Salary for the remainder, if any, of the calendar month in which such termination is effective and for six (6) consecutive calendar months thereafter, (ii) that portion of the Executive’s Incentive Compensation, if any, for the fiscal year during which the termination is effective, prorated through the date of termination.

(b) Termination by the Employer for Cause. If the Employer terminates this Agreement for cause, the Executive will be entitled to receive his Salary only through the date such termination is effective, but will not be entitled to any Incentive Compensation for the fiscal year during which such termination occurs or any subsequent fiscal year.

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(c) Termination upon Disability. If this Agreement is terminated by either party as a result of the Executive’s disability, as determined under Section 5.2, the Employer will pay the Executive (i) his Salary through the remainder of the calendar month during which such termination is effective and for six (6) consecutive months thereafter, and (ii) that portion of Executive’s Incentive Compensation, if any, for the fiscal year during which the termination is effective, prorated through the date of termination.

(d) Benefits. The Executive’s accrual of, or participation in plans providing for, the Benefits will cease at the effective date of the termination of this Agreement, and the Executive will be entitled to accrued Benefits pursuant to such plans only as provided in such plans. The Executive will not receive, as part of his termination pay pursuant to this Section 5, any payment or other compensation for any vacation, holiday, sick leave, or other leave unused on the date the notice of termination is given under this Agreement.

6. NON-DISCLOSURE COVENANT; EMPLOYEE INVENTIONS

6.1. Acknowledgments by the Executive. The Executive acknowledges that (a) during the Employment Period and as a part of his employment, the Executive will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; (c) because the Executive possesses substantial technical expertise and skill with respect to the Employer’s business, the Employer desires to obtain exclusive ownership of each Employee Invention, and the Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Employee Invention; (d) the Buyer has required that the Executive make the covenants in this Section 6 as a condition to its purchase of the Seller’s assets and business; and (e) the provisions of this Section 6 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Employer with exclusive ownership of all Employee Inventions.

6.2. Agreements of the Executive. In consideration of the compensation and benefits to be paid or provided to the Executive by the Employer under this Agreement, the Executive covenants as follows:

(a) Confidentiality.

(i) During and following the Employment Period, the Executive will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Employer or except as otherwise expressly permitted by the terms of this Agreement.

(ii) Any trade secrets of the Employer will be entitled to all of the protections and benefits under applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Executive hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.

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(iii) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure by the Executive.

(iv) The Executive will not remove from the Employer’s premises (except to the extent such removal is for purposes of the performance of the Executive’s duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). The Executive recognizes that, as between the Employer and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of the Employer. Upon termination of this Agreement by either party, or upon the request of the Employer during the Employment Period, the Executive will return to the Employer all of the Proprietary Items in the Executive’s possession or subject to the Executive’s control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

(b) Employee Inventions. The term “Employee Invention” means any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a semiconductor product (whether recordable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Executive, either solely or in conjunction with others, during the Employment Period, or a period that includes a portion of the Employment Period, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Employer, and any such item created by the Executive, either solely or in conjunction with others, following termination of the Executive’s employment with the Employer, that is based upon or uses Confidential Information. Each Employee Invention will belong exclusively to the Employer. The Executive acknowledges that all of the Executive’s writing, works of authorship, and other Employee Inventions are works made for hire and the property of the Employer, including any copyrights, patents, mask protection, or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, the Executive hereby assigns to the Employer all of the Executive’s right, title, and interest, including all rights of copyright, patent, mask protection, and other intellectual property rights, to or in such Employee Inventions. The Executive covenants that he will promptly:

(i) disclose to the Employer in writing any Employee Invention;

(ii) assign to the Employer or to a party designated by the Employer, at the Employer’s request and without additional compensation, all of the Executive’s right to the Employee Invention for the United States and all foreign jurisdictions;

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(iii) execute and deliver to the Employer such applications, assignments, and other documents as the Employer may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;

(iv) sign all other papers necessary to carry out the above obligations; and

(v) give testimony and render any other assistance but without expense to the Executive in support of the Employer’s rights to any Employee Invention.

6.3. Disputes or Controversies. The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Executive, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

6.4. Confidential Information. The term “Confidential Information” means any and all:

(a) trade secrets concerning the business and affairs of the Employer, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret under applicable law; and

(b) information concerning the business and affairs of the Employer (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and

(c) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer containing or based, in whole or in part, on any information included in the foregoing.

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7. GENERAL PROVISIONS

7.1. Injunctive Relief and Additional Remedy. The Executive acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of Sections 6) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief. Without limiting the Employer’s rights under this Section 7 or any other remedies of the Employer, if the Executive is determined to have breached any of the provisions of Section 6, the Employer will have the right to cease making any payments otherwise due to the Executive under this Agreement.

7.2. Covenants of Section 6 Are Essential and Independent Covenants. The covenants by the Executive in Section 6 are essential elements of this Agreement, and without the Executive’s agreement to comply with such covenants, the Employer would not have entered into this Agreement or employed or continued the employment of the Executive. The Employer and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer.

The Executive’s covenants in Sections 6 are independent covenants and the existence of any claim by the Executive against the Employer under this Agreement or otherwise will not excuse the Executive’s breach of any covenant in Section 6. If the Executive’s employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Executive in Section 6.

7.3. Representations and Warranties by the Executive. The Executive represents and warrants to the Employer that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

7.4. Obligations Contingent on Performance. The obligations of the Employer hereunder, including its obligation to pay the compensation provided for herein, are contingent upon the Executive’s performance of the Executive’s obligations hereunder.

7.5. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

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7.6. Binding Effect; Delegation of Duties Prohibited. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Executive under this Agreement, being personal, may not be delegated.

7.7. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by email (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Employer:	Nexscient, Inc. 2029 Century Park East, Suite 400 Los Angeles, CA 90045 Attention: Fred E. Tannous Email: fred@nexscient.com

If to the Executive:	Anthony De Luna ICITE Bldg. Eastwood City Cyberpark Quezon City 1110, The Philippines Email: anthony.deluna@flipsidecontent.com

7.8. Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

7.9. Governing Law. This Agreement will be governed by the laws of Delaware, without regard to conflicts of laws principles or principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The parties’ consent to venue and jurisdiction of any state or federal court located in the City of Los Angeles, Los Angeles County, California USA for any action brought to enforce the terms of this Agreement. The parties irrevocably and unconditionally submit to the jurisdiction (both subject matter and personal) of any such court and irrevocably and unconditionally waive: (a) any objection any party might now or hereafter have to venue in such court; and (b) any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.

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7.10. Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms. As used herein, the term “person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

7.11. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[THIS SECTION INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

“EMPLOYER”

_______________________________________________

Signature(s)

Fred E. Tannous, Chairman of the Board

_______________________________________________

Print Name, Title

“EXECUTIVE”

_______________________________________________

Signature

Anthony De Luna

_______________________________________________

Print Name

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EXHIBIT A

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